|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Motor Company U.S. Sales Up 6 Percent, Outpacing Industry for Best September Since 2006

•	Ford Motor Company posts best September sales since 2006

•	Fusion up 62 percent and Fiesta up 29 percent, setting record September sales

•	F-Series posts fifth-straight month above 60,000 sales

•	All-new Lincoln MKZ posts best-ever September sales - up 12 percent

DEARBORN, Mich., Oct. 1, 2013 - Ford Motor Company sales totaled 185,146, delivering its best September since 2006 with a 6 percent increase in the U.S., outpacing the industry and marking Ford’s 11th consecutive month of year-over-year sales increases.

“The combination of great styling, fuel economy and value delivered another solid monthly result for Ford in September,” said Ken Czubay, vice president, U.S. Marketing, Sales and Service. “We’re particularly encouraged by the strength of the Fusion and Fiesta, especially in coastal markets. The F-Series also keeps delivering, with our fifth-straight month surpassing the 60,000-vehicle mark and continuing as America’s best-selling vehicle.”

September Ford Fusion sales of 19,972 are up 62 percent compared with a year ago. Through the first nine months of the year, Fusion retail sales are experiencing their strongest rate of growth in the west, up 59 percent. In the southeast, Fusion is up 26 percent.

September Ford Fiesta sales of 5,043 are up 29 percent over last year, marking Fiesta’s best September sales performance ever. Through the first nine months of this year, Fiesta’s largest retail sales market is in the west, which is growing at the fastest rate of all of Fiesta’s markets - up 41 percent.

Posting a 26th consecutive monthly sales increase and its fifth-straight month above the 60,000-vehicle sales mark, F-Series sales were 60,456, up 10 percent.

The all-new Lincoln MKZ posted its best-ever September with 2,874 sold, up 12 percent compared with September last year. MKZ has reported record sales for five of the last six months.

# # #

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 177,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.